Exhibit 10.9

[BRONCUS TECHNOLOGIES, INC. LETTERHEAD]

May 31, 2001

Cary Cole

Dear Cary:

I am pleased to offer you the position of Vice President, Marketing at Broncus. In this position you will report directly to me. In making this offer, I am expressing our enthusiastic support of your abilities to help Broncus become a great success. The purpose of this letter is to outline the offer and terms of your employment.

Job Title:	Vice President, Marketing

Starting Date:	by June 18, 2001

Salary:	$10,833 per month (annualizes to $130,000 per year)

One-time Bonus	You will receive a one-time bonus of $7,500 (gross) within 60 days following your start with Broncus. If you elect to leave Broncus, or your employment is terminated for cause, before your first year anniversary you will repay Broncus the entire $7,500. If after your first anniversary, but before your second anniversary, you elect to leave Broncus, or your employment is terminated for cause, you will repay Broncus 50% (ie. $3,750) of this one-time bonus. Upon your second anniversary with the Broncus you will have no further obligation to repay any portion of this one-time bonus.

Bonus:	You will be eligible to participate as a member of the Senior Staff in a performance-based bonus program that presently is designed to pay up to 22.5% of your annual base salary, and also offers an opportunity for additional option awards.

Stock Options:	You will be granted an incentive stock option to purchase 125,000 common shares at the price in effect on the day of the next Board meeting following your first day of employment in accordance with the terms of the Broncus Technologies, Inc. employee stock option plan. These options will vest 25% (31,250 shares) at the end of the first year of employment and 1/36th (2,604 shares) of the remaining balance for each month thereafter for 36 months, for a total vesting period of four years. These options may be exercised immediately, or up to ten years from the date of grant, so long as you are an employee of the Company.

Relocation:	It is understood that you will secure housing in the Bay Area. Broncus will reimburse you up to a combined total of $5,000 for the reasonable, documented direct costs of 1.) moving your household goods to the Bay Area, and 2.) your one-time travel costs to relocate to the Bay Area. In addition, Broncus will provide you with a one-time relocation grant of $2,500 (gross), around the time of your move, to help cover incidental expenses related to relocation.

Benefits:	Broncus has an employee group insurance plan which, in short, provides medical, dental, life, and AD&D. In addition, Broncus offers a 401(k) savings plan, and a Section 125 pretax medical/childcare expense reimbursement plan.

Vacation:	Three weeks paid vacation per year in accordance with the Company’s vacation policy.

Other:

You will abide by all Broncus policies and rules, especially its policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets or proprietary materials or processes of said former employer.

Your employment at Broncus is at will, meaning it is not for a specific term and can be terminated by you or by Broncus at any time for any reason, with or without cause.

This offer is contingent upon your executing Broncus’ Proprietary Information and Inventions Agreement (copy attached) for new employees, and providing the Company with the legally required proof of identity and authorization to work in the United States.

You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restrictions on your employment with the Company, and your acceptance hereof will not breach any agreement to which you are a party.

Any dispute arising hereunder or arising out of your employment or other relations with the Company will be subject to binding arbitration under the auspices of the American Arbitration Association. This agreement shall be governed, construed and enforced in accordance with the laws of California without regard for the principles of conflict law. Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in force and effect.

Once signed by you, this letter will become a legally binding contract. It will constitute our complete agreement, and will supersede all prior agreements, promises, and discussions.

This agreement may only be amended or modified in a subsequent written document signed by the President of Broncus Technologies, Inc.

This offer of employment is valid only through June 4, 2001.

Cary, I believe you will be an outstanding Vice President, Marketing with Broncus. I truly feel that we have an exciting opportunity ahead of us to which you can make a substantial contribution. I look forward to working with you in a long and mutually beneficial relationship.

Sincerely,

/s/ Glendon French
Glendon E. French
President and CEO

I agree to the above stated terms and conditions:

/s/ Cary Cole	6/4/01
Cary Cole	Date